As filed with the Securities and Exchange Commission on September 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NUTANIX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	27-0989767 (I.R.S. Employer Identification No.)

1740 Technology Drive, Suite 150

San Jose, California 95110

(Address of principal executive offices, including zip code)

2016 Equity Incentive Plan

(Full title of the plan)

Rajiv Ramaswami

President and Chief Executive Officer

Nutanix, Inc.

1740 Technology Drive, Suite 150

San Jose, California 95110

(408) 216-8360

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Mark B. Baudler, Esq. Lianna C. Whittleton, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Brian Martin, Esq. Raymond Hum, Esq. Nutanix, Inc. 1740 Technology Drive, Suite 150 San Jose, California 95110 (408) 216-8360

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

2016 Equity Incentive Plan

The 2016 Equity Incentive Plan (the “2016 Plan”) of Nutanix, Inc. (the “Registrant”) provides that the total number of shares of the Registrant's Class A common stock, $0.000025 par value (“Class A common stock”), reserved for issuance under the 2016 Plan will be automatically increased on the first day of each fiscal year beginning in the Registrant's fiscal year ended July 31, 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of the Registrant's common stock as of the last day of the Registrant's immediately preceding fiscal year, or (iii) such other amount as the Administrator (as defined the 2016 Plan) may determine. Accordingly, on August 1, 2024, the number of shares of Class A common stock reserved under the 2016 Plan increased by an additional 13,259,036 shares (or 5% of the outstanding shares of common stock as of July 31, 2024) (the “Additional Shares”).

The Additional Shares are securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-213888) (the “Initial Form S-8”) was filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 30, 2016. Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of each of the Initial Form S-8, the Registrant's Registration Statement on Form S-8 filed with the Commission on September 18, 2017 (File No. 333-220517), the Registrant's Registration Statement on Form S-8 filed with the Commission on September 24, 2018 (File No. 333-227490), the Registrant's Registration Statement on Form S-8 filed with the Commission on August 28, 2019 (File No. 333-233499), the Registrant's Registration Statement on Form S-8 filed with the Commission on September 23, 2020 (File No. 333-248992), the Registrant's Registration Statement on Form S-8 filed with the Commission on September 21, 2021 (File No. 333-259700), the Registrant's Registration Statement on Form S-8 filed with the Commission on September 21, 2022 (File No. 333-267539), and the Registrant's Registration Statement on Form S-8 filed with the Commission on September 21, 2023 (File No. 333-274623), except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE Section 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2016 Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024 filed with the Commission on September 19, 2024 (File No. 001-37883), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above (other than the portions of such documents not deemed to be filed); and

(c) The description of the Registrant's Class A common stock which is contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023 filed with the Commission on September 21, 2023 (File No. 001-37883) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the provisions of the general corporation law of the state of Delaware (the “DGCL”) and the Registrant’s certificate of incorporation as amended to date (“Charter”) and the Registrant’s Bylaws as amended to date (the “Bylaws”).

The Charter provides that a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, to the fullest extent permitted by the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.The Bylaws provide that the Registrant shall, to the fullest extent permitted by the DGCL, indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

Under Section 145 of the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

The Registrant is governed by the provisions of the DGCL permitting the Registrant to purchase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of the Registrant. The Registrant has an insurance policy which insures the directors and officers of the Registrant and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties. The Registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

ITEM 8. EXHIBITS

See the Exhibit Index below.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	SEC File No.	Exhibit	Filing Date
4.1	Complete copy of the Amended and Restated Certificate of Incorporation, as amended, consisting of (i) the Amended and Restated Certificate of Incorporation filed on December 9, 2022 and (ii) the Certificate of Amendment filed on December 8, 2023	10-Q	001-37883	3.1	3/7/2024
4.2	Amended and Restated Bylaws of Nutanix, Inc.	8-K	001-37883	3.1	10/7/2022
4.3	Specimen Class A Common Stock Certificate	S-1/A	333-208711	4.2	4/4/2016
4.4	2016 Equity Incentive Plan and forms of equity agreements thereunder	S-1/A	333-208711	10.4	9/19/2016
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	*	*	*	*
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)	*	*	*	*
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	*	*	*	*
24.1*	Power of Attorney (included on the signature page hereto)	*	*	*	*
107.1*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 19th day of September, 2024.

NUTANIX, INC. By: /s/ Rajiv Ramaswami Rajiv Ramaswami President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajiv Ramaswami, Rukmini Sivaraman and Brian Martin, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajiv Ramaswami	President, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2024
Rajiv Ramaswami

/s/ Rukmini Sivaraman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2024
Rukmini Sivaraman

/s/ Craig Conway	Director	September 19, 2024
Craig Conway

/s/ Max de Groen	Director	September 19, 2024
Max de Groen

/s/ Virginia Gambale	Director	September 19, 2024
Virginia Gambale

/s/ Steven J. Gomo	Director	September 19, 2024
Steven J. Gomo

/s/ David Humphrey	Director	September 19, 2024
David Humphrey

/s/ Gayle Sheppard	Director	September 19, 2024
Gayle Sheppard

/s/ Brian Stevens	Director	September 19, 2024
Brian Stevens

/s/ Mark Templeton	Director	September 19, 2024
Mark Templeton